Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Forms S-8 No. 333-168283 and No. 333-181326) pertaining to the 2010 Equity Incentive Plan and 2010 Employee Stock Purchase Plan of Green Dot Corporation of our reports dated March 1, 2013, with respect to the consolidated financial statements of Green Dot Corporation, and the effectiveness of internal control over financial reporting of Green Dot Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP
Los Angeles, California
May 8, 2013